Exhibit 99.1

SUMMARY

This summary provides a brief overview of certain information appearing elsewhere in this offering memorandum or that is incorporated by reference herein. Because it is abbreviated, this summary does not contain all of the information that you should consider before making an investment in the notes. We encourage you to read the entire offering memorandum and the information incorporated by reference carefully, including the “Risk Factors” section and the consolidated financial statements and the notes to those financial statements. We provide definitions of certain terms used in this offering memorandum under “Basis of Presentation” above.

Our Company

Ancestry.com is the world’s largest online family history resource, with approximately 2.1 million paying subscribers around the world to Ancestry.com branded websites as of June 30, 2013. Total subscribers across all websites, including Ancestry.com branded websites, Archives.com, Fold3.com and Newspapers.com, were approximately 2.7 million as of June 30, 2013. We are a pioneer and the leader in the online family history research market. We believe that most people have a fundamental desire to understand who they are and from where they came. Our mission is to help everyone discover, preserve and share their family history. We strive to make our services valuable to individuals ranging from the most committed family historians to those taking their first steps towards satisfying their curiosity about their family stories.

The foundation of our service is an extensive collection of over 11 billion historical records that we have digitized, indexed and added to our websites over the past 17 years. We have developed and acquired efficient and proprietary systems for digitizing handwritten historical documents, and we have established relationships with national, state and local government archives, historical societies, religious institutions and private collectors of historical content around the world. Our subscribers use our web-based platform, proprietary technology and content collection to research their family histories, build their family trees, collaborate with other subscribers, upload their own records and publish and share their stories. Ancestry.com users have uploaded over 176 million items, such as photographs, scanned documents and written stories. This growing pool of user-generated content adds color and context to the family histories assembled from the institutional content available through our web-based services.

We operate websites accessible worldwide, including dedicated sites in the United States, the United Kingdom, Australia, Canada and Sweden. We charge each subscriber for their subscription at the commencement of their subscription period and at each renewal date. Subscriptions automatically renew into the existing package and duration selected, unless cancelled. As of June 30, 2013, approximately 74% of our subscribers had subscription durations greater than one month.

As a company, we strive to deliver family history discoveries to subscribers through our extensive content collection. Increasingly, subscriber discoveries are driven by our proprietary technology that provides “hints” of possible record matches to our subscribers. In 2012, over 1.3 billion hints were accepted by our subscribers compared to the approximately 700 million hints accepted in 2011. The increase in hints accepted is a product of subscriber growth, new content, enhanced hinting technologies and changes to how hints are served to subscribers. We also continue to deploy tools and technologies to provide our registered users with an expanding family history collaborative network. Users can invite family and friends to help build their family trees, add personal memories and upload photographs and stories of their own. As of June 30, 2013, our users had created more than 50 million family trees containing over 5 billion nodes. Trees that are shared with others offer many subscribers a substantial head start in their family history research by allowing them to review information collected by users with common ancestry.

We believe we provide ongoing value to our subscribers by regularly adding new historical content and enhancing our web-based service and platforms with new tools, features and services that enable greater collaboration among our users through the growth of our global community.

Industry Overview

Societies around the world have historically documented the names, dates and places associated with important events of their citizenry. However, due to the vast, dispersed and disorganized nature of these data collections, the process of researching family history generally has been time consuming, painstaking and expensive. Our web-based technologies greatly enhance opportunities to make family history research easier.

The Ancestry.com Solution

We continue to improve how people discover, preserve and share their family history through the design and development of differentiated Internet and mobile applications, proprietary technologies, substantial investment in content and the aggregation of user contributed and organized content.

Competitive Strengths

Recognized Global Leader in an Established, Sizeable and Growing Market

We have been a leader in the family history market for over 20 years. We pioneered the market for online family history research and benefit from a highly recognizable brand. Based on comScore data, more than 9 million unique users visited Ancestry.com’s website during July 2013, giving us more than six times the reach of our next largest competitor and twice the reach of our top seven competitors combined. According to an online survey of U.S. adults conducted by Millward Brown Optimor on our behalf in June 2013, our unaided brand awareness (recognition of a specific brand or product without being prompted with possible names) was 57% of people surveyed.

Our primary markets are currently the United States, the United Kingdom, Australia, Canada and Sweden. According to a study conducted in May 2013 by Millward Brown Optimor on our behalf, our total addressable market in the United States is approximately 83 million people or approximately 40 times the number of our current 2.1 million U.S. subscribers across all websites; however, large segments of the 83 million, if any, will likely be interested in different price points and/or different pricing structures. The Millward Brown Optimor study divided our total addressable market into the following segments:

•	Expert Researchers—Expert Researchers pursue an avid interest in family history, making it a part of everyday life.

•	Self-Discoverers—Self-Discoverers pursue an interest in family history in order to gain a better understanding of their heritage and to make a connection with their family’s past.

•	Storytellers—Storytellers seek to learn more regarding their family history in order to share that information with others.

•

High-Tech Detectives—High-Tech Detectives see technology as the means through which to learn more about themselves and believe technology to be the link that DNA can provide regarding their family history.

The following chart provides our total addressable market by segment (in millions):

We believe the size of our total addressable market provides an opportunity to grow our subscriber base in the United States and around the world by offering a superior value proposition. Our proprietary online platform, extensive digital historical record collection and easy-to-use technology allow subscribers from the most committed family historians to those taking their first steps to begin to understand who they are and from where they came.

Proprietary Content Asset with Growing Network Effects

The foundation of our service is our extensive global content offering, which includes a growing collection of birth records, marriage records and death records, census records, immigration documents, photographs, maps, military records, personal narratives, newspapers and other collections that are accumulated in our database. We add content for our subscribers through our proprietary digitization process for traditional institutional content as well as through web-crawling techniques for other content.

We have digitized and indexed the largest online collection of family history records in the world, with collections from countries such as the United States, the United Kingdom, Australia, Canada, Sweden, Germany, France, Italy and Ireland. Our content process manages an average flow of millions of records per week as data is normalized from thousands of distinct formats. Our technology uses pattern recognition, classification algorithms and natural language processing to index names, dates, places and relationships. This creates structured, searchable records from unstructured content.

We continue to acquire or license, digitize, index and publish additional records for our subscribers. For example, we have partnered with and maintained key relationships with both the United States National Archives and Records Administration and The National Archives of the United Kingdom over the past ten years. In 2011, we added more than 1.7 billion records, in 2012, we added more than 3.1 billion records and for the six months ended June 30, 2013 we added approximately 0.5 billion records. As of June 30, 2013, our collections contained over 11 billion records.

In addition to the content we add to our websites, our users have created over 5 billion family tree nodes and uploaded more than 176 million items, including photographs, scanned documents and written stories. Moreover, our users continuously organize our institutional content by adding it to family trees, in turn making relevant content easier to find by other users. We believe the value of our content therefore increases as our user network grows.

Market Leading Technology Platform, Enabling a Compelling User Experience

We have invested over $370 million in technology and development since 2004 to build our market-leading, proprietary, scalable technology platform and enhance the user experience. Our services allow subscribers to discover, preserve and share their family history by accessing content collections, building family trees, collaborating with other users of the community and sharing their discoveries with friends and relatives. For example, in 2013, we launched the Story View product experience to our users which enables users to create a highly shareable narrative around a person in their family tree. We believe these technologies provide a significant competitive advantage.

Our platform is designed to make searching easier for our subscribers. Our search solution focuses on structured and semi-structured records rather than free text search and automatically corrects for incomplete information and incorporates name, date and location proximity algorithms. In addition, our revolutionary “hinting” tool uses record matching algorithms to push new discoveries to subscribers without any additional research on their part. Our proprietary search engine, which enables this hinting functionality, performs tens of millions of searches per day.

We have developed and released mobile applications for both the iOS and Android-based platforms to provide a simple way to get started in family history and to help existing users continue their research and share with others in a more social manner. As of June 30, 2013, our mobile application has been downloaded over 8.5 million times and was a top grossing app in its category in the Apple App Store. These technologies enhance the user experience by enabling our subscribers to engage in or continue their research regardless of location.

Large Base of Long-Tenured and Predictable Subscribers

We have built what we believe is the world’s largest online community of people interested in their family histories and believe that this network is valuable to our subscribers. Our subscribers range from the most committed family historians to those taking their first steps towards satisfying a simple curiosity about their family story. From 2004 to 2012, our subscriber base has grown at a 16% compound annual growth rate (“CAGR”), and as of June 30, 2013, we had approximately 2.1 million global subscribers to Ancestry.com branded websites. Total subscribers across all websites, including Ancestry.com branded websites, Archives.com, Fold3.com and Newspapers.com, were approximately 2.7 million as of June 30, 2013. We believe we have a highly engaged subscriber base. The average survival rates of our subscribers to Ancestry.com branded websites, which are the rates at which initial subscribers remain subscribers over a period of time, from the original subscription date are approximately as follows: (a) 38% to 48% after one year; (b) 27% to 36% after two years; (c) 26% to 32% after three years; and (d) 26% to 28% after four years. Further, lifetime revenue from subscribers to Ancestry.com branded websites, which is the revenue received from a subscriber over a four-year period after becoming a subscriber, has remained steady over the last two years ranging from $310 to $340 per subscriber. Subscribers stay with our service for many reasons, including a compelling desire to discover new content. In addition, our proprietary hinting service keeps users engaged by using algorithms to search our ever-growing content collection for records related to subscriber family trees and then pushing relevant materials to each subscriber.

Predictable and Steady Growth from Increasing Scale and a More Tenured Subscriber Base

We have converted these subscriber trends into consistently strong revenue and adjusted EBITDA. Our revenue and adjusted EBITDA have grown each year since 2004, even during a difficult macroeconomic environment. Moreover, our adjusted EBITDA margin on non-GAAP revenues has improved over the same time period from below 20% to over 37%. See “Summary—Summary Historical Consolidated Financial and Other Data.”

Experienced and Successful Management Team

Our management team includes talented executives with broad relevant experience. With significant experience at Ancestry.com, as well as at other web-based and technology companies, our team has direct insight into the needs of a subscription-based internet platform. We have established a track record of success, proven by our ability to launch new products and acquire and integrate businesses. As such, we have generated significant growth and improved profitability.

Business Strategy

Our mission is to help everyone discover, preserve and share their family history. Our goal is to remain the leading online resource for family history and to grow our subscriber base in the United States and around the world by offering a superior value proposition to anyone interested in learning more about their family history. In pursuit of these goals, we will continue to focus on the following objectives:

•	Continue Building Our Premium Brand to Engage Our Growing Market

•	Further Improve Our Product and User Experience

•	Regularly Add New Content

•	Enhance Our Collaboration Technologies

•	Continue Our International Success

Continue Building Our Premium Brand to Engage Our Growing Market

We plan to continue expanding and improving our consumer marketing activities in the United States, which we believe have substantially increased unaided brand awareness from 25% of people surveyed in March 2007 to 57% of people surveyed in June 2013, according to Ipsos and Millward Brown Optimor studies conducted on our behalf, though each company may have used different methodologies. According to a study conducted in May 2013 by Millward Brown Optimor on our behalf, our total addressable market in the United States is approximately 83 million people or approximately 40 times the number of our current 2.1 million U.S. subscribers across all websites. We believe that continued investments in television media and consumer marketing will allow us to enhance our premium brand, increase awareness of the family history category and enhance our ability to acquire new subscribers.

Further Improve Our Product and User Experience

We believe that investments in our product platform can make family history research easier, more enjoyable and more accessible. We continuously seek to advance and improve our core search and hinting technologies, interactive document image viewer, family tree building and viewing experience and sharing capabilities. We believe that we can leverage the latest web and mobile technologies to further transform the way people discover family history online.

In addition, in 2012 we launched Ancestry DNA, a DNA testing service, to enhance the family history experience by revealing genetic matches and ethnicities. In 2012, we also acquired Archives.com, a leading value-oriented family history website that makes discovering family history simple and affordable.

Regularly Add New Content

We intend to continue to expand our collection of digital historical records. In 2013, we have added key content collections to our records such as U.S. state vital records, U.K. passenger and parish records, and Canadian city and military records. We seek to maintain and extend our existing strategic relationships with archives and other holders of content and to find new sources of unique family history content throughout the world including our recent agreement with FamilySearch. We also plan to continue to promote the growth of user-generated content by making the Ancestry.com websites even better places to upload and share personal family history documents and memories.

Enhance Our Collaboration Technologies

With approximately 2.1 million subscribers around the world to Ancestry.com branded websites as of June 30, 2013, we believe that we have the scale to further expand our unique family history network and to help relatives share insights and discoveries about common ancestors. We believe that collaboration is a fundamental part of family history research, and that social networking technologies applied to family history research can provide subscribers with even greater value.

Continue Our International Success

We have a well-established and growing user base in the United Kingdom, Australia, Canada and Sweden. Approximately 24% of our revenues for the six months ended June 30, 2013 and 29% of our subscribers as of June 30, 2013 were from locations outside of the United States. We believe our practice of digitizing historical content and making records available online has appeal in multiple markets around the world. Our recently announced agreement with FamilySearch, which is expected to make approximately 1 billion global records available online over the next five years, will help provide an engaging experience to our international markets. Additionally, expanding our international presence provides more discoverable content and enhances the user experience for our domestic as well as our international subscribers.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, as discussed more fully in the section entitled “Risk Factors” following this summary. We generate substantially all of our revenue from subscriptions to our services. We must continue to retain existing and to attract new subscribers. If our efforts to satisfy our existing subscribers are not successful, we may not be able to retain them, and as a result, our revenues could be adversely affected. We face competition from a number of sources, some of which provide genealogical records free of charge. Because we depend upon our online family history services for substantially all of our revenue, factors such as changes in consumer preferences for these products may have a disproportionately greater impact on us than if we offered multiple services. Our efforts to grow internationally may prove difficult due to, among other things, different and conflicting legal and regulatory regimes, cultural differences and technical difficulties and costs associated with the localization of our service offerings. Additionally, our recent performance may not be sustainable. See “Risk Factors.”

Terminology

In this offering memorandum we use the terms subscriber, registered user, Ancestry.com websites, record and database.

A subscriber is an individual who pays for renewable access or redeems a gift subscription to one of our Ancestry.com branded websites, and a registered user is a person who has registered on one of our Ancestry.com branded websites or mobile apps, and includes subscribers. Our operations consist primarily of our flagship website Ancestry.com, which is part of a global family of websites that includes Ancestry.co.uk, Ancestry.com.au, Ancestry.ca, Ancestry.se, Ancestry.de, Ancestry.fr and Ancestry.it. We refer to these websites collectively as the Ancestry.com websites.

We use the term “record” in different ways depending on the content source. When referring to a number of records in certain of our company-acquired content collections, such as a census record, we mean information about each specific person. For example, a draft card will typically be counted as one record, as will each line in a census, because each contains information about a specific individual. When referring to unstructured data, such as a newspaper, we define each page in those data sources as a record. When referring to a number of databases, we mean groups of records we have distinguished as unique sets based on one or more common characteristics shared by the records in each set, such as a common time period, place or subject matter.

The Recapitalization

The Issuer was recently formed in order to facilitate the recapitalization transaction of which this offering of the notes constitutes a part. The Issuer is now the sole member of Opco. The Issuer intends to use the net proceeds from this offering to pay fees and expenses incurred as part of the recapitalization and to pay cash dividends on, and/or make other payments in respect of, the Issuer’s equity interests in the aggregate amount of approximately $         million. See “Use of Proceeds.” In this offering memorandum, we refer to the formation of the Issuer as the parent entity of Opco, the offering of the notes hereby and the cash dividends and other payments in respect of the Issuer’s equity interests as the “recapitalization.”

Corporate Structure

The diagram below summarizes our corporate structure and indebtedness immediately following the consummation of the recapitalization. This chart is provided for illustrative purposes only and does not represent all of our legal entities or obligations:

Permira and Spectrum Equity

Founded in 1985, Permira Advisers is a leading European private equity firm with global reach. The firm has 28 years of private equity investing experience, with €22 billion of committed capital across a number of buyout funds. It has made approximately 200 private equity investments, with a focus on driving transformation to create strategically desirable assets. Over the last decade, the firm has built and continued to invest in its global network. Today the firm has a fully integrated team in 12 offices across Europe, the United States and Asia. Permira’s investment strategy is focused on market leaders that demonstrate strong and resilient profit growth, and which offer clear business transformation potential. Its current portfolio of 24 companies has aggregate sales of greater than €24 billion, aggregate value of greater than €54 billion and employs more than 130,000 people.

Founded in 1994, Spectrum Equity has raised six private equity funds totaling $4.7 billion of capital exclusively focused on the information economy. Spectrum is a group of partners that have worked together for an average of 15 years, leading a team operating out of offices in Boston, MA and Menlo Park, CA. Spectrum invests in companies that are category leaders across North America, Western Europe and Australia.

Corporate Information

Ancestry.com Holdings LLC, the Issuer of the notes offered hereby, was formed and incorporated in Delaware in August 2013. The historical financial statements and other financial information presented in this offering memorandum are those of Ancestry.com LLC for periods after the consummation of the Transaction and of its Predecessor, Ancestry.com Inc., for periods prior to the consummation of the Transaction. Our principal executive offices are located at 360 West 4800 North, Provo, UT 84604, and our telephone number at that address is (801) 705-7000. Our corporate website address is http://corporate.ancestry.com. The contents of our websites are not incorporated in, or otherwise to be regarded as part of, this offering memorandum.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

This offering memorandum includes historical consolidated financial and operating data of Ancestry.com LLC, the wholly owned subsidiary of the Issuer, in lieu of consolidated financial data of the Issuer. Prior to the issuance of notes, the Issuer has not had any material operating, investing or financing activities other than being the holding company of Ancestry.com LLC. Accordingly, the consolidated balance sheets and results of operations of Ancestry.com LLC and the Issuer are identical for the periods for which financial information is presented in this offering memorandum.

We operated as Ancestry.com Inc. (the “Predecessor”) until December 28, 2012, when a company controlled by the Sponsors acquired the Predecessor. See Note 2 to our consolidated financial statements incorporated by reference in this offering memorandum for further information regarding the Transaction. As a result, our fiscal year 2012 is divided into a Successor period from December 29, 2012 to December 31, 2012 and a Predecessor period from January 1, 2012 to December 28, 2012. The following tables summarize selected consolidated historical financial and operating data for the periods indicated. The summarized Consolidated Balance Sheet data is presented for the Successor period as of December 31, 2012 and the Predecessor periods as of December 31, 2011 and 2010 and the unaudited period as of June 30, 2013 (Successor). The summarized Consolidated Statements of Operations data presented below for the Successor Period from December 29, 2012 to December 31, 2012, the Predecessor period from January 1, 2012 to December 28, 2012 and the Predecessor periods for the years ended December 31, 2011 and 2010 have been derived from our Consolidated Financial Statements incorporated by reference herein, which have been audited by Ernst & Young LLP, an independent registered public accounting firm. Due to the Transaction, the results of the Successor are not comparable with the results of the Predecessor. Our combined results for the year ended December 31, 2012 represent the addition of the Predecessor period from January 1, 2012 to December 28, 2012 and the Successor period from December 29, 2012 to December 31, 2012. This combination does not comply with U.S. GAAP or with the rules for pro forma presentation, but is presented as we believe the presentation is useful to the reader for comparison with the prior periods. Our summarized Consolidated Balance Sheet data as of June 30, 2013 (Successor) and the summarized Consolidated Statements of Operations data for the six months ended June 30, 2013 (Successor) and 2012 (Predecessor) are derived from our unaudited Condensed Consolidated Financial Statements incorporated by reference herein and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods. Operating results for the six months ended June 30, 2013 (Successor) are not necessarily indicative of the results that may be expected for the full 2013 fiscal year. The summary unaudited consolidated statement of operations data for the twelve month period ended June 30, 2013 has been derived by adding the financial data from our audited statement of operations for the Predecessor period from January 1, 2012 to December 28, 2012 to the financial data from our audited statement of operations for the Successor period from December 29, 2012 to December 31, 2012 to the financial data from our unaudited condensed consolidated statement of operations for the six months ended June 30, 2013 and subtracting the financial data from our unaudited condensed consolidated statement of operations data for the six months ended June 30, 2012. See “Risk Factors” included in this offering memorandum and the notes to our consolidated financial statements incorporated by reference in this offering memorandum.

The data below should be read in conjunction with “Explanation of Certain Financial Matters,” “Risk Factors,” “Use of Proceeds” and “Capitalization” included elsewhere in this offering memorandum and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto incorporated by reference herein.

	Predecessor			Successor	Non-GAAP Combined	Predecessor	Successor
	Year Ended December 31, 2010	Year Ended December 31, 2011	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013	Twelve Months Ended June 30, 2013(1)
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands, other than ratios and Other Data)
Consolidated Statements of Operations Data:
Total revenues	$300,931	$399,661	$483,627	$3,458	$487,085	$227,614	$255,470	$514,941
Total cost of revenues	52,107	66,508	85,903	823	86,726	39,066	55,072	102,732

Gross profit	248,824	333,153	397,724	2,635	400,359	188,548	200,398	412,209
Operating expenses:
Technology and development	42,296	58,245	77,512	642	78,154	35,405	41,935	84,684
Marketing and advertising	94,573	122,997	138,073	1,145	139,218	74,493	71,322	136,047
General and administrative	35,390	39,734	45,995	381	46,376	23,375	25,275	48,276
Amortization of acquired intangible assets	15,959	16,711	16,551	1,472	18,023	5,785	92,682	104,920
Transaction-related expenses	—	—	7,104	102,264	109,368	—	—	109,368

Total operating expenses	188,218	237,687	285,235	105,904	391,139	139,058	231,214	483,295

Income (loss) from operations	60,606	95,466	112,489	(103,269)	9,220	49,490	(30,816)	(71,086)
Interest expense, net	(4.697)	(589)	(1,065)	(730)	(1,795)	(294)	(51,500)	(53,001)
Other income (expense), net	439	(637)	742	—	742	279	(712)	(249)

Income (loss) before income taxes	56,348	94,240	112,166	(103,999)	8,167	49,475	(83,028)	(124,336)
Income tax benefit (expense)	(19,503)	(31,345)	(41,377)	31,324	(10,053)	(15,951)	40,321	46,219

Net income (loss)	$36,845	$62,895	$70,789	$(72,675)	$(1,886)	$33,524	$(42,707)	$(78,117)

Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$105,941	$131,032	$153,501	$(85,335)	$68,166	$73,012	$63,285	$58,439
Investing activities	(8,101)	(34,303)	(158,820)	(1,352,744)	(1,511,564)	(34,526)	(21,862)	(1,498,900)
Financing activities	(99,306)	(113,300)	(3,657)	1,473,730	1,470,073	(17,847)	(44,429)	1,443,491

	Predecessor			Successor	Non-GAAP Combined	Predecessor	Successor
	Year Ended December 31, 2010	Year Ended December 31, 2011	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013	Twelve Months Ended June 30, 2013(1)
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands, other than ratios and Other Data)
Balance Sheet Data (as of period end):
Working capital (deficiency)	$(39,535)	$(90,366)		$(100,603)			$(132,760)
Cash and cash equivalents	65,519	48,998		35,651			32,645
Total assets	522,186	493,849		2,077,454			1,943,211
Deferred revenues	89,301	108,654		116,953			139,416
Long-term obligations(2)	—	10,000		943,229			909,965
Total liabilities	158,319	183,340		1,468,108			1,370,821
Total member’s interests/ stockholders’ equity	363,867	310,509		609,346			572,390
Other Financial Data:
Non-GAAP revenues(3)	$300,931	$399,661	$483,627	$4,008	$487,635	$227,614	$272,719	$532,740
Capital expenditures(4)	26,842	34,303	44,314	—	44,314	22,795	21,862	43,381
Adjusted EBITDA(5)	100,974	144,807	177,592	1,233	178,825	74,568	103,202	207,459
Further adjusted EBITDA(6)					182,105			212,810
Free cash flow(7)	60,359	106,355	104,754	1,233	105,987	31,049	62,766	137,704
Cash paid for interest	2,645	466	1,368	—	1,368	200	37,305	38,473
Other Data:
Total subscribers at end of period	1,395	1,703			2,016	2,005	2,112	2,112
Net subscriber additions	329	308			313	303	96	106

Issuer Pro Forma Twelve Months Ended June 30, 2013
Pro Forma Credit Statistics(8)
Net debt(9)	$1,148,180
As adjusted cash interest expense(10)	87,054
Ratio of net debt to further adjusted EBITDA(6),(9)	5.4x
Ratio of further adjusted EBITDA to as adjusted cash interest expense(6),(10)	2.4x
Ratio of senior secured debt to further adjusted EBITDA(6)	3.0x

(1)	We acquired Archives.com in August 2012. We have not made any pro forma adjustments to give effect to the Transaction or the acquisition of Archives.com on August 17, 2012, as if those transactions had occurred on July 1, 2012 as the impact on our adjusted EBITDA would not have been material. With respect to the Transaction, all changes in our financial statements would have been added back to adjusted EBITDA, resulting in an identical calculation to the pro forma adjusted calculation. The adjusted EBITDA for Archives.com from July 1, 2012 through the date of acquisition was a loss of approximately $56,000.
(2)	Long-term obligations represent the current and long-term portions of debt outstanding in the periods presented, net of original issue discount.
(3)	Non-GAAP revenues. We define non-GAAP revenues as the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction. Non-GAAP revenues is calculated as total revenues plus the effects of non-cash adjustments to revenue from purchase accounting.
(4)	We estimate capital expenditures for the year ended December 31, 2013 will be approximately $45.0 million.
(5)	Adjusted EBITDA. We define adjusted EBITDA as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest and other (income) expense, net; interest tax expense (benefit); non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and expenses associated with the Transaction.

(6)	Further adjusted EBITDA. We define further adjusted EBITDA as adjusted EBITDA plus M&A related costs, non-recurring expenses, other non-cash items, exit activities and payment to sponsors.
(7)	Free cash flow. We define free cash flow as net income (loss) plus non-cash adjustments to revenue from purchase accounting, interest and other (income) expense, net; income tax expense (benefit); non-cash charges including depreciation, amortization, impairment of intangible assets and stock-based compensation expense; and expenses associated with the Transaction; and minus capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.
Free cash flow for the twelve months ended June 30, 2013 does not reflect twelve months of cash interest costs for the pro forma indebtedness as if it has been outstanding for twelve months.
(8)	Reflects twelve months of cash interest costs for the pro forma indebtedness as if it had been outstanding for twelve months.
(9)	Pro forma net debt of the Issuer reflects indebtedness of Opco and its subsidiaries plus the indebtedness of the Issuer represented by the notes offered hereby less cash and cash equivalents.
(10)	Pro forma cash interest expense is (i) total cash interest expense of Opco and its subsidiaries on a pro forma basis plus (ii) cash interest expense related to the notes offered hereby.

The following table presents a reconciliation of non-GAAP revenues to total revenues, the most comparable GAAP measure, for each of the periods identified.

	Predecessor			Successor	Non-GAAP Combined	Predecessor	Successor
	Year Ended December 31, 2010	Year Ended December 31, 2011	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013	Twelve Months Ended June 30, 2013
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Reconciliation of non-GAAP revenues to total revenues:
Total revenues	$300,931	$399,661	$483,627	$3,458	$487,085	$227,614	$255,470	$514,941
Non-cash revenue adjustment(1)	—	—	—	550	550	—	17,249	17,799

Non-GAAP revenues	$300,931	$399,661	$483,627	$4,008	$487,635	$227,614	$272,719	$532,740

(1)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.

The following table presents a reconciliation of our adjusted EBITDA and free cash flow to net income (loss), the most comparable U.S. GAAP measure, for each of the periods identified.

	Predecessor			Successor	Non-GAAP Combined	Predecessor	Successor
	Year Ended December 31, 2010	Year Ended December 31, 2011	Period from Jan. 1, 2012 to Dec. 28, 2012	Period from Dec. 29, 2012 to Dec. 31, 2012	Period from Jan. 1, 2012 to Dec. 31, 2012	Six Months Ended June 30, 2012	Six Months Ended June 30, 2013	Twelve Months Ended June 30, 2013
					(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss):
Net income (loss)	$36,845	$62,895	$70,789	$(72,675)	$(1,886)	$33,524	$(42,707)	$(78,117)
Non-cash revenue adjustment(1)	—	—	—	550	550	—	17,249	17,799
Interest expense, net	4,697	589	1,065	730	1,795	294	51,500	53,001
Other (income) expense, net	(439)	637	(742)	—	(742)	(279)	712	249
Income tax expense (benefit)	19,503	31,345	41,377	(31,324)	10,053	15,951	(40,321)	(46,219)
Depreciation	11,773	13,450	14,699	—	14,699	7,153	7,828	15,374
Amortization	23,526	25,916	27,879	1,688	29,567	10,922	105,755	124,400
Stock-based compensation expense	5,069	9,975	15,421	—	15,421	7,003	3,186	11,604
Transaction-related expenses(2)	—	—	7,104	102,264	109,368	—	—	109,368

Adjusted EBITDA	$100,974	$144,807	$177,592	$1,233	$178,825	$74,568	$103,202	$207,459

Capitalization of content databases	(13,874)	(20,408)	(23,538)	—	(23,538)	(12,678)	(8,672)	(19,532)
Purchases of property and equipment	(12,968)	(13,895)	(20,776)	—	(20,776)	(10,117)	(13,190)	(23,849)
Cash paid for interest	(2,645)	(466)	(1,368)	—	(1,368)	(200)	(37,305)	(38,473)
Cash received (paid) for income taxes	(11,128)	(3,683)	(27,156)	—	(27,156)	(20,524)	18,731	12,099

Free cash flow(3)	$60,359	$106,355	$104,754	$1,233	$105,987	$31,049	$62,766	$137,704

(1)	Represents non-cash adjustments to revenue or the revenues that would have been recognized, except for the write-down of deferred revenue to fair value as a result of the application of purchase accounting for the Transaction.
(2)	Transaction-related expenses for the period from December 29, 2012 to December 31, 2012 include $53.1 million of stock-based compensation expense due to the acceleration of vesting for outstanding Predecessor stock-based awards upon closing of the Transaction. See Note 10 in the audited Consolidated Financial Statements incorporated by reference herein for further detail.
(3)	Free cash flow for the twelve months ended June 30, 2013 does not reflect twelve months of cash interest costs for the pro forma indebtedness as if it had been outstanding for twelve months. Pro forma cash interest expense was calculated to be $87.1 million.

The following table presents a reconciliation of our further adjusted EBITDA to adjusted EBITDA for the each of the periods identified.

	Non-GAAP Combined
	Period from Jan. 1, 2012 to Dec. 31, 2012	Twelve Months Ended June 30, 2013
	(unaudited)	(unaudited)
	(in thousands)
Reconciliation of further adjusted EBITDA to adjusted EBITDA:
Adjusted EBITDA	$178,825	$207,459
M&A related costs(1)	3,036	2,180
Non-recurring expenses(2)	240	3,112
Other non-cash items(3)	(1,245)	(2,048)
Exit activities(4)	1,249	1,357
Payment to Sponsors(5)	—	750

Total adjustments	$3,280	$5,351

Further adjusted EBITDA	$182,105	$212,810

(1)	For the period from January 1, 2012 to December 31, 2012, M&A related costs consists of costs related to the due dilligence of Archives.com and other potential acquisitions ($2,489,000), estimated public to private cost savings ($679,000), estimated Archives integration cost savings ($600,000), M&A costs incurred by Archives in the twelve month period ($801,000), and Archives pro forma financial EBITDA loss for the preacquisition period ($1,533,000). For the twelve months ended June 30, 2013, M&A related costs consists of costs related to the due diligence of Archives.com and other potential acquisitions ($895,000), estimated public to private cost savings ($470,000), estimated Archives.com integration cost savings ($450,000), M&A costs incurred by Archives.com in the twelve month period ($421,000) and Archives.com pro forma financial EBITDA loss for the pre-acquisition period ($56,000).
(2)	For the period from January 1, 2012 to December 31, 2012, non-recurring expenses consists of one time business consulting services ($240,000). For the twelve months ended June 30, 2013, non-recurring expenses consists of one time business consulting services ($939,000), professional services related to litigation ($1,212,000), establishing our new corporate structure ($541,000), registering the existing senior notes with the SEC ($390,000) and other non-recurring costs ($30,000).
(3)	For the period from January 1, 2012 to December 31, 2012, other non-cash items consists of a non-cash gain on a reversal of sales tax accruals expensed in prior periods ($1,598,000), impairment of content ($30,000) and a reserve for employer payroll taxes ($323,000). For the twelve months ended June 30, 2013, other non-cash items consists of non-cash gain on a reversal of sales tax accruals expensed in prior periods ($2,675,000), impairment of content ($355,000) and a reserve for employer payroll taxes ($272,000).
(4)	For the period from January 1, 2012 to December 31, 2012, exit activities consist of a lease buyout ($750,000), employee severence costs ($215,000) and costs incurred in connection with discontinued operations related to our China and Mundia businesses ($283,000). For the twelve months ended June 30, 2013, exit activities consist of a lease buyout ($750,000), employee severance costs ($458,000) and costs incurred in connection with discontinued operations related to our China and Mundia businesses ($149,000).
(5)	Payment to Sponsors was made pursuant to our management agreement with certain of the Sponsors.